Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (Nos. 333-59276, 333-63876, 333-65815, 333-67166, 333-87969, 333-120248, 333-113434, 333-114214, 333-128380 and 333-129827) on Forms S-3 and S-8 of Clarient, Inc. of our report dated March 28, 2006 relating to our audit of the consolidated financial statements of Trestle Holdings Inc., which report appears in this Current Report on Form 8-K of Clarient, Inc.  Our report dated March 28, 2006 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to Trestle Holdings Inc.’s ability to continue as a going concern.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Santa Ana, California
January 17, 2007